Exhibit 99.1

Guaranty Bancshares, Inc. Earnings Report
For the Fourth Quarter and For the Year 2003

MOUNT PLEASANT, TEXAS – March 5, 2004 – Guaranty Bancshares, Inc. (Nasdaq: GNTY) the parent company of Guaranty Bond Bank, today announced net income for the fourth quarter of 2003 of $1.1 million ($.37 per share) compared to $1.2 million ($.41 per share) for the fourth quarter 2002, a 10.0% decrease. Net income for the year ended December 31, 2003 totaled $3.8 million ($1.32 per share) compared to $4.4 million ($1.46 per share) for the year ended December 31, 2002, a 12.2% decrease.

Art Scharlach, Jr., President and CEO of Guaranty Bancshares, Inc. stated, “with the recognition of over $3.8 million in net income for 2003, Guaranty Bancshares, Inc. saw a decrease of 12.2% from the previous year still making 2003 the second strongest and most profitable year in the Company’s history. Guaranty Bancshares, Inc. experienced a growth of 27.72% in stock value during 2003 with its stock price increasing from $16.09 to $20.55. While the stock market experienced modest growth and recovery during the same time period, Guaranty’s commitment to strength and stability weathered the economic downturn providing shareholders with a much-improved investment value. In a recovering, yet unstable economy, the Company recorded earnings per share of $1.32 while its Return on Equity ratio remained above 10% for the third consecutive year.”

As of December 31, 2003, assets for the Company totaled $517.1 million compared to $518.0 million a year earlier, a 0.2% decrease. Loans totaled $365.5 million, compared to $365.6 million the year before, indicating no change for the year. Total deposits were $407.8 million compared to $425.0 million at December 31, 2002, a decrease of $17.1 million or 4.0%.

The decrease in net earnings for the year of $533,000 resulted primarily from an increase in noninterest expense of $1.1 million or 7.8% and a decrease in noninterest income of $119,000 or 2.4% partially offset by an increase in net interest income of $639,000 or 3.8%. Net interest income increased due primarily to average interest-earning assets increasing to $476.9 million from $447.4 million or 6.6% while the Company’s cost of funds decreased from 3.73% in 2002 to 3.63% in 2003. The increase in expenses was due primarily to an increase in employee compensation and benefits, and the decrease in noninterest income was due primarily to a lower gain on sale from securities in 2003 compared to 2002.

Stockholders’ equity increased to $36.4 million up from $34.6 million a year earlier. This resulted in a book value at December 31, 2003 of $12.47 up 5.6% from $11.81 at December 31, 2002. The Company also repurchased 10,000 shares into Treasury Stock under its Repurchase Plan during 2003.

“Guaranty Bond Bank made significant improvements this past year in our internal control procedures,” commented Ty Abston, President of Guaranty Bond Bank. “Comprehensive programs were launched and improvements were made in the areas of loan review, audit, corporate training, risk management and technology. Our asset quality remains sound and our capital is strong, two key components as the Company is positioned to begin another phase of growth.”

The Company’s returns on average assets and average stockholders equity for 2003 were 0.73% and 10.83%, respectively, compared with 0.89% and 12.90%, respectively, for 2002.

Guaranty Bancshares, Inc. is a bank holding company headquartered in Mount Pleasant, Texas. The Company derives substantially all of its revenue and income from the operation of its bank subsidiary, Guaranty Bond Bank, one of the oldest and largest community banks in Northeast Texas. The Company currently serves seven Northeast Texas counties with ten locations and Pecos County in West Texas with one location in Fort Stockton. The Company creates financial relationships featuring a full array of financial services, from traditional banking products to investments. Guaranty Bancshares Inc., stock (GNTY) is listed on The Nasdaq Stock Market, Inc. Further investor information can be found at www.gnty.com.

Exhibit 99.1

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

The information in this press release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the further performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, impact of competitive services, interest rates and general economic risks and uncertainties.

Other Information

For more information about Guaranty Bancshares, Inc., please access the Company's web site at http://www.gnty.com

For further information contact:

Arthur B. Scharlach, Jr., President and CEO	903/ 572-9881

Or

Clifton A. Payne, Senior Vice President	903/ 572-9881

Exhibit 99.1

GUARANTY BANCSHARES, INC.
SUMMARY CONSOLIDATED FINANCIAL DATA

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002

	(Dollars in thousands, except per share data)
Income Statement Data:
Interest Income	$6,799	$7,324	$27,564	$28,955
Interest Expense	2,229	2,972	10,242	12,272

Net interest income	$4,570	$4,352	$17,322	$16,683
Provision for loan losses	300	225	1,075	1,260

Net interest income after provision for loan losses	4,270	4,127	16,247	15,423
Noninterest income	1,042	1,320	4,937	5,056
Noninterest expense	3,805	3,945	15,837	14,692

Earnings before taxes	1,507	1,502	5,347	5,787
Provision for income tax expense	418	292	1,503	1,410

Net earnings	1,089	1,210	3,844	4,377
Preferred stock dividend	$—	$—	—	—

Net earnings available to common shareholders	$1,089	$1,210	$3,844	$4,377

Common Share Data:
Net earnings (basic) (1)	$0.37	$0.41	$1.32	$1.46
Net earnings (diluted) (1)	0.37	0.40	1.30	1.45
Book value	12.47	11.81	12.47	11.81
Tangible book value	11.67	11.01	11.67	11.01
Cash dividends	0.2000	0.1700	0.3700	0.3200
Dividend payout ratio	53.66%	41.47%	28.12%	21.73%
Weighted average shares outstanding (in thousands)	2,922	2,991	2,923	2,991
Period end shares outstanding (in thousands)	2,922	2,932	2,922	2,932

Balance Sheet Data:
Total assets	$517,078	$517,968	$517,078	$517,968
Securities	99,614	106,992	99,614	106,992
Loans	365,514	365,615	365,514	365,615
Allowance for loan losses	3,906	3,692	3,906	3,692
Total deposits	407,847	424,950	407,847	424,950
Total common shareholders' equity	36,448	34,644	36,448	34,644

Average Balance Sheet Data:
Total assets	$524,675	$490,620	$524,675	$490,620
Securities	109,325	91,710	109,325	91,710
Loans	359,829	342,823	359,829	342,823
Allowance for loan losses	3,767	3,485	3,767	3,485
Total deposits	423,283	403,125	423,283	403,125
Total common shareholders' equity	35,496	33,934	35,496	33,934

Performance Ratios:
Return on average assets	0.82%	0.98%	0.73%	0.89%
Return on average common equity	12.17%	14.15%	10.83%	12.90%
Net interest margin	3.86%	3.67%	3.63%	3.73%
Efficiency ratio (2)	67.81%	69.75%	71.75%	68.79%

Exhibit 99.1

GUARANTY BANCSHARES, INC.
SUMMARY CONSOLIDATED FINANCIAL DATA

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002

Asset Quality Ratios (3) :
Nonperforming assets to total loans and other real estate	0.90%	1.18%	0.90%	1.18%
Net loan charge-offs to average loans	0.07%	0.05%	0.24%	0.27%
Allowance for loan losses to total loans	1.07%	1.01%	1.07%	1.01%
Allowance for loan losses to nonperforming loans (4)	152.52%	114.87%	152.52%	114.87%

Capital Ratios:
Leverage ratio	8.32%	8.62%	8.32%	8.62%
Average shareholders' equity to average total assets	6.77%	6.92%	6.77%	6.92%
Tier 1 risk-based capital ratio	12.10%	12.06%	12.10%	12.06%
Total risk-based capital ratio	13.18%	13.12%	13.18%	13.12%

__________

(1) Net earnings per share is based upon the weighted average number of common shares outstanding during the period.

(2) Calculated by dividing total noninterest expenses by net interest income plus noninterest income, excluding securities losses or gains.

(3) At period end, except net loan charge-offs to average loans.

(4) Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and restructured loans.